EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

FIRST QUARTER EARNINGS FOR 2012

HALIFAX, PA, April 26, 2012 — Riverview Financial Corporation (OTCQB: RIVE) reported net income of $897,000 for the three months ended March 31, 2012, an increase of $348,000 or 63.4%, as compared with net income of $549,000 for the three months ended March 31, 2011.  Basic and diluted earnings per share were $0.52 per share for the first quarter ended March 31, 2012 in comparison with basic and diluted earnings per share of $0.31 per share for the first quarter ended March 31, 2011.  The annualized return on average assets for the first quarter of 2012 was 1.25% as compared with 0.81% for the first quarter of 2011.  The annualized return on average equity was 13.49% for the three months ended March 31, 2012 as compared with 8.83% for the three months ended March 31, 2011.  Riverview’s book value per share decreased to $15.30 at March 31, 2012 from $15.33 at March 31, 2011.

Commenting on the Company’s financial performance, Robert M. Garst, Chief Executive Officer, stated, “Our record earnings for the first quarter of 2012 were attributable to increased loan generation as a result of the expansion of our footprint within the Schuylkill county area, lower funding costs, management of our operating expenses and one-time gains resulting from the sale and reinvestment of investment securities.  This was achieved against the backdrop of historically low interest rates that continue to pressure our net interest margin.  Our solid earnings continue to augment our already strong capital position, which not only supports our ability to continue to grow but to enhance shareholder value.”

Riverview Financial Corporation, with consolidated assets of $289.6 million, is the bank holding company for its wholly owned subsidiary, Riverview Bank, which serves the communities of Perry, Dauphin, Cumberland and Schuylkill counties through three full service branches of Marysville Bank, four full service branch facilities and one drive-up office of Halifax Bank, and two newly opened branches located at 57 S. Sillyman Road in Cressona, Pennsylvania and 121 Progress Avenue, Pottsville, Pennsylvania, both located in Schuylkill county.  Mr. Garst further stated, “We are excited about our further expansion into the Schuylkill county market and are looking forward to the opening of our fourth office in Orwigsburg, Pennsylvania, which is expected to open during the second quarter of this year.”

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.